FIRST AMENDMENT
TO THE
ENSCO PLC
2012 LONG-TERM INCENTIVE PLAN

THIS AMENDMENT is effective the twenty-first day of August 2012, by Ensco plc, having its principal office in London, England (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, the Company adopted the Ensco plc 2012 Long-Term Incentive Plan (the “Plan”) effective 1 January 2012;

WHEREAS, the Board of Directors of the Company, upon recommendation of the Executive Compensation Subcommittee of its Compensation Committee during its regular meeting held on 20 August 2012, has authorized and approved this First Amendment to the Plan during a regular meeting held on 21 August 2012; and

WHEREAS, the Company now desires to adopt this First Amendment to the Plan for the purpose of amending the accelerated vesting and continued option exercisability provisions of Sections 3(b)(xviii) and 15(b) of the Plan;

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the Company hereby adopts the following First Amendment to the Plan:

1.    Section 3(b)(xviii) of the Plan is hereby amended in its entirety to read as follows:

(xviii)
Notwithstanding the provisions of Section 15(b), to issue Awards of Options, Restricted Shares, Restricted Share Units, or any of them, which, in the Committee's discretion, (A) will not be subject to accelerated vesting and, as respects Options, may not remain exercisable for the entire Option term upon retirement by a Participant on or after his or her Normal Retirement Age, and/or (B) for Awards with respect to any Participants who will attain Normal Retirement Age within one year following the Date of Grant, will be subject to accelerated vesting following the achievement of Normal Retirement Age and, as respects Options, may remain exercisable for all or a portion of the entire Option term following achievement of Normal Retirement Age, all as shall be determined by the Committee and stated in the Award;

2.    Section 15(b) of the Plan is hereby amended in its entirety to read as follows:

(b)    Retirement on or after Normal Retirement Age. Except as provided in the two sentences next following, in the event a Participant ceases to perform Services for the Company and its Subsidiaries as a result of such Participant's retirement on or after his or her Normal Retirement Age, (i) each of his or her Options shall become fully vested and exercisable, notwithstanding Section 6(d), and shall remain exercisable for the entire Option term, (ii) all of the restrictions remaining on all of the remaining Restricted Shares held by such Participant under each Restricted Share Award shall be automatically waived and the Participant shall be fully vested in those Shares, and (iii) all of the restrictions remaining on all of the remaining Restricted Share Units under each Restricted Share Unit Award shall be automatically waived and the Participant shall be fully vested in and entitled to issuance of the corresponding number of Shares. If a Participant has attained Normal Retirement Age as of the Date of Grant of an Award of an Option, Restricted Shares or Restricted Share Units, the provisions of the preceding sentence of this Section 15(b) for (i)

accelerated vesting and continued exercisability of the Option for the entire Option term upon the retirement of the Participant on or after achieving Normal Retirement Age, and (ii) accelerated vesting and waiver of the restrictions on Restricted Shares and Restricted Share Units upon the retirement of the Participant on or after achieving Normal Retirement Age, shall not be applicable to any such Award. If a Participant will attain Normal Retirement Age within the one-year period following the Date of Grant of an Award of an Option, Restricted Shares or Restricted Share Units, the provisions of the first sentence of this Section 15(b) for (i) accelerated vesting and continued exercisability of the Option for the entire Option term upon the retirement of the Participant on or after achieving Normal Retirement Age, and (ii) accelerated vesting and waiver of the restrictions on Restricted Shares and Restricted Share Units upon the retirement of the Participant on or after achieving Normal Retirement Age, shall not be applicable to any such Award until the one-year anniversary of the Date of Grant of that Award. If a Participant was granted a Performance Unit Award for a Performance Period and his or her Services with the Company and its Subsidiaries terminates during the Performance Period by reason of Retirement, the Performance Unit Award shall be determined on a pro rata basis for that Performance Period by comparing the actual level of performance to the specific targets related to the Performance Goals established by the Committee for that Participant for that Performance Period and then multiplying that amount by a fraction, the numerator of which is the number of days in the Performance Period that had elapsed as of the date his or her Services terminates and the denominator of which is the total number of days in that Performance Period. Except as provided in the next sentence, the transfer under a Restricted Share Unit Award of the corresponding number of Shares pursuant to clause (iii) of the first sentence of this Subsection (b) and the payment of the amount determined pursuant to the second sentence of this Subsection (b) to be payable under the Performance Unit Award shall be made within sixty (60) days of the date the Participant's Services terminates. If, however, the Participant is a Specified Employee on the date of his or her Retirement, the transfer pursuant to clause (iii) of the first sentence of this Subsection (b) and the payment under the second sentence of this Subsection (b) shall not be made until the date which is six (6) months after the date of his or her Retirement.

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this First Amendment to be executed effective as first above written.

ENSCO PLC

/s/ Brady K. Long
By:    Brady K. Long
Its:    Vice President, General Counsel and Secretary